Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of GulfMark Offshore, Inc. for the registration of shares of its common stock, preferred stock and/or debt securities and to the incorporation by reference therein of our report dated March 1, 2002, with respect to the consolidated financial statements of GulfMark Offshore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Houston, Texas
December 16, 2002